Exhibit 10.2

EDWARD DEFEUDIS

February 12, 2014

Source Financial, Inc.
Level 6/97 Pacific Highway
North Sydney NSW 2060
Australia
Attention: Hugh Evans, Chief Executive Officer

     Re. Lock-Up Agreement

Gentlemen:

          The undersigned is the owner of shares of, or rights to acquire by conversion, exercise or other means, common stock of Source Financial, Inc. (the “Company”).  In order to induce Wellington Shields & Co. LLC, or any other investment banking firm to act as managing underwriter (the “Representative”) for the proposed offering of the Company’s common stock (the “ Source Offering”), the undersigned hereby agrees as follows:

1.
(a) Without the prior written consent of the Company, for a period commencing on the date hereof of and ending twelve months after the closing of the Source Offering (the “Restricted Period”), the undersigned will not, directly or indirectly, sell, offer to contract to sell, grant any option to purchase, transfer, assign or pledge, or otherwise encumber, or dispose of any shares of the Company’s common stock now owned or hereafter acquired, whether beneficially (as defined below) or of record, by the undersigned, including but not limited to, shares of common stock acquired upon exercise of options or warrants or upon conversion of any other securities of the Company owned by the undersigned (all of the foregoing shares being hereinafter referred to as the “Restricted Shares”).  Notwithstanding anything to the contrary in the foregoing, if the Company has not consummated a Source Offering on or before July 15, 2014, the Restricted Period shall be suspended, and you will be permitted to sell, transfer or otherwise dispose of Restricted Shares, until such time as the Company requests that the SEC declare effective a Registration Statement with respect to the Source Offering.

Notwithstanding the foregoing, (i) during each calendar month commencing with February 2014 and continuing to the date on which Source closes a Source Offering (the “Pre-Offering Months”), each of you will be permitted to sell pursuant to Rule 144 up to 2,500 shares of the Restricted Shares, (ii) any of such 2,500 shares not sold during a Pre-Offering Month may be carried forward and sold in another Pre-Offering Month, (iii) during the first three successive 30 day periods commencing as of the date of the closing of the Source Offering (each of such 30-day periods and the following successive 30-day periods being referred to as the “Post-Offering Months”), each of you will not be permitted to sell any of the Restricted Shares, (iv) during each of the fourth through the sixth Post-Offering Months each of you will be permitted to sell pursuant to Rule 144 up to 2,500 shares of the Restricted Shares, provided that there shall be no “carry-forward” of unsold shares, (iv) during each of the seventh through twelfth Post-Offering Months each of you shall be permitted to sell pursuant to Rule 144 up to 10,000 shares of the Restricted Shares, provided that there shall be no “carry-forward” of unsold shares.  You shall be relieved of all restrictions under the lock-up agreement on the first anniversary of the closing of the Source Offering.

 For purposes of this agreement, the undersigned shall be deemed to “beneficially” own, among other things, any shares owned by (i) members of his family and (ii) any person or entity controlled by the undersigned or under common control with the undersigned.

(b) Notwithstanding anything to the contrary in the foregoing, the undersigned may transfer any Restricted Shares to any of the following who, prior to such transfer, agrees to be bound by these restrictions on transfer and executes and delivers to the Company and the Representative a copy of this letter: any retirement plan or trust for the benefit of the undersigned; any member of the undersigned’s immediate family; or any trust for the benefit only of the members of the undersigned’s immediate family.

The undersigned will cause a copy of this agreement to be available from the Company or the Company’s transfer agent upon request and without charge

2.
If at any time prior to the expiration of the ninety day period commencing on the expiration of the twelfth Post-Offering Month (the “Protected Period”), Source shall effectuate a “reverse-split” of its common stock and there shall be issued to or otherwise set aside for or made available to Hugh Evans, any of the directors of Source or any of their respective family members or affiliates, a number of shares of Source in excess of 5% of the number of shares outstanding as of the completion of the reverse split (such issuance, the “Make-whole Issuance”), there shall be issued to each of you the number of shares of the common stock of Source determined as follows:

X = ((number of shares held by Evans after Make-whole Issuance/number of shares held by Evans immediately after reverse split) x (number of shares held by you after reverse split)) – number of shares held by you after reverse split.

For example, if after the reverse split Evans has 500,000 shares of Common Stock and one of you has 50 shares of common stock, and 1,000,000 shares of common stock are issued to Evans, 100 shares will be issued to the one of you that has 50 shares.  Obviously, the other of you will receive the same proportionate increase in your shares.

If, in your reasonable judgment, a protective issuance is made to someone other than Evans, at your request the shareholdings of such individual shall be substituted for the shareholdings of Evans in the above formula.

If your lock-up is suspended July 15, 2014, because Source has not closed the Source Offering, and 120 days expires before the closing of the Source Offering subjecting you to a new lock up period, the Protected Period shall expire on such 120th day.  If you are re-locked on or prior to such 120th day, the Protected Period shall end 12 months after the closing of the Source Offering.

3.
This agreement and all of its terms and restrictions shall be binding upon the undersigned and each and every one of its legal representatives, heirs, successors and assigns.  The terms and conditions in this agreement can only be modified (including premature termination of this agreement) with the prior consent of the Company and the Representative.

4.	This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

Very truly yours,

/s/ Edward DeFeudis
Edward DeFeudis

Agreed to as of the date written above:

Source Financial, Inc.

By:	/s/ Hugh Evans
Hugh Evans
President and CEO